Exhibit 99.1

Earnings/News Release

Kingold Jewelry Reports Third-Quarter Results

Revenue of $169.7 Million  81.1% Higher Year over Year

Net Income of $5.2 Million 135.1% Higher Year over Year

WUHAN CITY, China, November 12, 2010 (GLOBE NEWSWIRE) -- Kingold Jewelry, Inc. (NASDAQ: KGJI), one of the leading manufacturers of 24-carat gold jewelry in China, today announced financial results for the third quarter of 2010, marked by significant gains in net sales, net income and earnings per share.

Net sales increased 81.1% to $169.7 million for the three months ended September 30, 2010, compared to $93.7 million for the three months ended September 30, 2009.  Net income attributed to common stockholders increased to $5.2 million as compared to $2.2 million for the third quarter of 2009, an increase of 135.1%. Earnings per share increased to $0.12 per share (diluted) as compared to $0.07 per share (diluted), for the third quarter of 2009.

The increase in net sales was primarily driven by the Company’s increased working capital which has allowed it to take advantage of the surge in demand for the items it manufactures. In addition, the Company has also expanded its business operations into additional geographic areas which has broadened sales opportunities.

           Net sales increased 76% to $338.1 million for the nine months ended September 30, 2010, compared to $192.0 million for the nine months ended September 30, 2009.  Net income attributed to common stockholders increased to $13.5 million, or $0.31 per share (diluted), as compared to $5.8 million, or $0.17 per share (diluted), for the first nine months of 2009.  Cash and cash equivalents for the period ended September 30, 2010 was $9.48 million, recognizing a net increase of $1.52 million, or 19.1%, from $7.96 million at December 31, 2009.

Kingold’s third quarter results are summarized below.

INCOME STATEMENT DATA (UNAUDITED)
	For the three months ended		For the nine months
	September 30,		ended September 30,
	2010	2009	2010	2009

NET SALES	$169,706,497	$93,703,615	$338,062,808	$192,036,951

GROSS PROFIT	$8,637,128	$3,628,217	$21,655,775	$9,602,722

INCOME FROM OPERATIONS	$7,595,762	$3,216,739	$19,427,028	$8,395,600

NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$5,247,571	$2,231,733	$13,500,482	$5,755,918

EARNINGS PER SHARE - DILUTED	$0.12	$0.07	$0.31	$0.17

BALANCE SHEET DATA (2010 UNAUDITED, 2009 AUDITED)
	September 30, 2010	December 31, 2009

TOTAL ASSETS	$79,517,765	$62,327,038
STOCKHOLDERS' EQUITY	$65,643,561	$50,823,356

KINGOLD JEWELRY INC.
(FORMERLY ACTIVEWORLDS CORP.)
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	September 30,	December 31,
	2010	2009
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$9,484,044	$7,964,120
Restricted cash	-	1,462,587
Accounts receivable	334,749	485,399
Inventories	50,660,556	31,756,009
Other current assets and prepaid expenses	455,536	101,189
Deferred offering costs	125,994	-
Value added tax recoverable	4,287,164	5,792,014
Total Current Assets	65,348,044	47,561,318

PROPERTY AND EQUIPMENT, NET	13,525,483	14,126,950

OTHER ASSETS
Other assets	144,280	141,198
Intangible assets, net	499,958	497,572
Total other assets	644,238	638,770
TOTAL ASSETS	$79,517,765	$62,327,038

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Short term loans	$8,967,055	$8,775,522
Other payables and accrued expenses	1,375,197	368,196
Income tax payable	2,004,715	1,347,295
Other taxes payable	61,757	192,415
Total Current Liabilities	12,408,723	10,683,428

STOCKHOLDERS' EQUITY
Preferred stock, $0.001 par value, 500,000 shares authorized, none issued or outstanding as of September 30, 2010 and December 31, 2009	-	-
Common stock $0.001 par value, 100,000,000 shares authorized, 42,343,073 and 41,766,404 shares issued and outstanding as of September 30, 2010 and December 31, 2009, respectively	42,343	41,766
Additional paid-in capital	31,076,541	31,077,118
Retained earnings
Unappropriated	29,108,122	15,669,257
Appropriated	940,528	878,911
Accumulated other comprehensive income	4,476,027	3,156,305
Total Stockholders' Equity	65,643,561	50,823,356

Noncontrolling interest	1,465,482	820,254
Total Equity	67,109,042	51,643,610
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$79,517,765	$62,327,038

ABOUT KINGOLD JEWELRY

Kingold Jewelry, Inc. (NASDAQ: KGJI - News), centrally located in Wuhan, was founded in 2002 and today is one of China's leading designers and manufacturers of 24K gold jewelry sold by weight. The Company sells both directly to retailers and through major distributors across China. Kingold has received various industry awards and has been a member of the Shanghai Gold Exchange since 2003.

Forward-Looking Statements

Statements included in this press release include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors, Cautionary Notice Regarding Forward-Looking Statements and Business sections in the Company's filings with the Securities and Exchange Commission. We use words such as "anticipate," "estimate," "plan," "project," "continuing," "ongoing," "expect," "believe," "intend," or similar expressions, variations of those terms or the negative of those terms to identify forward-looking statements. The forward-looking statements specified in the following information have been compiled by our management on the basis of assumptions made by management and considered by management to be reasonable. Our future operating results, however, are impossible to predict and no representation, guaranty, or warranty is to be inferred from those forward-looking statements.

The assumptions used for purposes of the forward-looking statements specified in the following information represent estimates of future events and are subject to uncertainty as to possible changes in economic, legislative, industry, and other circumstances. As a result, the identification and interpretation of data and other information and their use in developing and selecting assumptions from and among reasonable alternatives require the exercise of judgment. To the extent that the assumed events do not occur, the outcome may vary substantially from anticipated or projected results, and, accordingly, no opinion is expressed on the achievability of those forward-looking statements. No assurance can be given that any of the assumptions relating to the forward-looking statements specified in the following information are accurate, and we assume no obligation to update any such forward-looking statements.

Contact:	Bin Liu
Kingold Jewelry, Inc.
(212) 509-1700